Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) in the Company’s Post-Effective Amendment No. 7 to its Registration Statement (the “Registration Statement”) on Form S-11 (Commission File No. 333-186656) to be filed on the date hereof, the prospectus included therein (the “Prospectus”), and Prospectus Supplement No. 20 (the “Prospectus Supplement”) attached thereto, (2) the inclusion in footnote 5 on page 8 of the Prospectus Supplement of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the chart of $162,495,000 and $123,625,000 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of December 31, 2014 and September 30, 2014, respectively, and (3) the inclusion in footnote 8 on page 5 of the Prospectus Supplement of disclosure that the amounts presented in the “Outstanding Debt” line items in the chart of $0 and $0 represent the estimated value of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of December 31, 2014 and September 30, 2014, respectively.

/s/ CBRE, INC.
CBRE, Inc.
May 1, 2015